ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 31st day of December 2009, by and among Asia Special Situation Acquisition Corp., a Cayman Islands corporation (“ASSAC”); Amalphis Group Inc., a British Virgin Islands corporation (“Amalphis”); Allied Provident Insurance Company Ltd., a Barbados exempted insurance company (“Allied Provident”); WFM Holdings Ltd., a Cayman Island exempted company (the “Buyer”); Weston Capital Asset Management LLC, a Delaware limited liability company (“Weston” or the “Portfolio Manager”); and Wimbledon Financing Master Fund Ltd., a Cayman Island exempted company (“Wimbledon” or the “Fund”). Amalphis, Allied Provident and the Buyer are hereinafter sometimes collectively referred to as the “Amalphis Parties.” The Fund and Weston are hereinafter sometimes collectively referred to as the “Wimbledon Parties”.  ASSAC, the Amalphis Parties and the Wimbledon Parties are hereinafter sometimes collectively referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, Amalphis owns 100% of the issued and outstanding share capital of Allied Provident; and

WHEREAS, the Buyer is a 100% owned Subsidiary of Allied Provident that has been formed for the sole purpose of acquiring the Acquired Assets and Liabilities of the Fund pursuant to this Agreement; and

WHEREAS, Weston is the Portfolio Manager of the Fund; and

WHEREAS, Weston and the board of directors of the Fund desire to sell, transfer, convey and assign (collectively “Transfer”) all of the Acquired Assets (as hereinafter defined) of the Fund, subject to the Buyer’s assumption of all of the Liabilities (as hereinafter defined) of the Fund, solely in exchange for 106,000 Amalphis Series A Preferred Shares (the “Subject Shares”), and

WHEREAS, Amalphis desires that the Buyer acquire all of the Acquired Assets of the Fund, subject to their Liabilities, all upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, prior to the Closing of the transactions contemplated by this Agreement, the Fund desires to enter into the Amalphis Exchange Agreement pursuant to which, on the Exchange Agreement Closing Date, the Fund shall exchange all of the Subject Shares issued to it pursuant to this Agreement for a like number of ASSAC Series A Preferred Shares, and ASSAC desires to acquire all, and not less than all, of the Subject Shares from the Fund; and

WHEREAS, the Board of Directors of each of ASSAC, the Buyer, Amalphis, Allied Provident  and the Portfolio Manager, in its capacity as Portfolio Manager of the Fund, and the board of directors of the Fund each believe that this Agreement, the Amalphis Exchange Agreement and related transactions contemplated hereby and thereby are in the best interests of the respective Parties and the Fund Shareholders, and have each approved and adopted the form, terms and provisions of this Agreement; and

WHEREAS, ASSAC and its Subsidiaries are consolidating certain insurance company and hedge funds assets, as a result of which ASSAC shall acquire certain securities and assets of the Stillwater Funds, the Acquired Assets (subject to assumption of the Liabilities) of Wimbledon and the securities of other Persons, all in accordance with the this Agreement, the Share Exchange Agreement and the Additional Acquisition Agreements, as a result of which ASSAC and its consolidated direct and indirect Subsidiaries shall own an aggregate of approximately $500.0 million or more of “Net Asset Value” (as that term is defined in this Agreement and in the Additional Acquisition Agreements).

NOW, THEREFORE, in consideration of the mutual representations, warranties and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.  DEFINITIONS

“Acquired Assets”  means the Acquired Percentage of (i) all of the securities and other investments of the Fund, (ii) all participating interests (if any) in such securities or investments, and (iii) all other assets and properties, real and personal, both tangible and intangible, of every kind and description, that is owned, leased or otherwise used by the Fund, as the same shall exist as at the Closing Date; a general description of which Acquired Assets are set forth on Exhibit C-1 annexed hereto and made a part hereof (the “Asset Schedule”), but in no event shall it include the name “Wimbledon". For the avoidance of doubt, if the Acquired Percentage is less than 100%, then Acquired Assets shall mean the Acquired Percentage of each investment and other asset owned by the Fund.

"Acquired Percentage" means 100%; provided, however, if any investor in any of the feeder funds investing in the Fund objects to the transactions contemplated by this Agreement prior to January 19, 2010 and such investor's investment balance in one or both of such feeder funds aggregates an amount that exceeds 10% of the total shareholder's equity of the Fund (each such investor an "Objecting Investor" and each Objecting Investor's indirect percentage ownership interest in the shareholder's equity of the Fund, the "Objecting Investor's Percentage"), then the term "Acquired Percentage" shall mean (i) 100%  less  (b) the sum of the Objecting Investor's Percentage of each Objecting Investor.

“Additional Acquisition Agreements” means the various agreements and plan of merger, asset purchase agreement and other agreements and instruments, all in form and content satisfactory to Stillwater, ASSAC and the other Persons who are parties thereto, pursuant to which, inter alia, ASSAC or a Subsidiary of ASSAC shall acquire, in addition to its acquisition of the Fund pursuant to this Agreement, any or all of: (a) the Amalphis Exchange Shares pursuant to the Amalphis Exchange Agreement, (b) all or substantially all of the equity and assets (subject to assumption of liabilities) of all or certain of the Stillwater Funds pursuant to the Stillwater Acquisition Agreements, (c) all or substantially all of the assets (subject to assumption of liabilities) of the Wimbledon Real Estate Fund pursuant to the Wimbledon Real Estate Fund Acquisition Agreement, and (d) all or substantially all of the equity of Northstar pursuant to the Northstar Merger Agreement.

“Adjusted Purchase Value” means 100% of the Appraised NAV of the Fund; provided, however, in no event shall the Adjusted Purchase Value be less than $85,000,000.

“Affiliate” means any one or more Person controlling, controlled by or under common control with any other Person.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Allied Provident” shall mean Allied Provident Insurance Company, Ltd., a Barbados exempted insurance company, and a wholly-owned subsidiary of Amalphis.

“Amalphis” shall mean Amalphis Group, Inc., a British Virgin Islands corporation.

“Amalphis Exchange Agreement” means the share exchange agreement, dated as December 31, 2009 among Amalphis, Rineon Group, Inc., a Nevada corporation (“Rineon”), NatProv Holdings, Inc., a British Virgin Islands corporation (“NatProv”), ASSAC, Wimbledon and the other parties signatory thereto, pursuant to which, inter alia, in exchange for additional ASSAC Series A Preferred Shares, ASSAC shall acquire, through its receipt of the Amalphis Exchange Shares, a controlling interest in Amalphis and its consolidated Subsidiaries, including without limitation, Allied Provident and the Buyer.

“Amalphis Exchange Shares” shall mean the collective reference to all of the issued and outstanding shares of Amalphis Series A preferred stock that are issued pursuant to (a) this Agreement, and (b) the Amalphis Exchange Agreement.

 “Ancillary Agreements” means the Amalphis Series A Preferred Share Certificate of Designations, the ASSAC Series A Preferred Share Certificate of Designations, the ASSAC Restated Articles, the Asset Schedule, the Asset Transfer Instruments, the Liabilities Schedule, the Liabilities Assumption Instruments, the Management Agreement and the Registration Rights Agreement.

“Appraised NAV” means the Net Asset Value of the Fund as at December 31, 2009, as appraised pursuant to the NAV Appraisal or such other evaluation method as shall be reasonably satisfactory to the Fund and ASSAC.

 “ASSAC Articles” means the Memorandum and Articles of Association of ASSAC, as at the date of this Agreement.

“ASSAC Executive Shares” shall mean the 10,746,667 restricted ASSAC Ordinary Shares issued to Marshall Manley (“Manley”) and his Affiliates or associates (collectively, the “Manley Group”) in consideration for the services performed for ASSAC prior to the Closing Date and to be performed for the ASSAC Group following the Closing Date.

“ASSAC Ordinary Shares” means the collective reference to (a) the 50,000,000 ordinary shares of ASSAC, $0.0001 par value, authorized for issuance pursuant to the ASSAC Articles, and (b) the 250,000,000 ordinary shares of ASSAC, $0.0001 par value, to be authorized for issuance pursuant to the ASSAC Restated Articles.

“ASSAC Preferred Shares” means the collective reference to (a) the 1,000,000 preferred shares of ASSAC, $0.0001 par value, authorized for issuance pursuant to the ASSAC Articles, and (b) the 10,000,000 preferred shares of ASSAC, $0.0001 par value, to be authorized for issuance pursuant to the ASSAC Restated Articles.

“ASSAC Proxy Statement” means the proxy statement that is prepared by the Parties and mailed to the holders of ASSAC Ordinary Shares prior to the date of the ASSAC Shareholders Meeting.

“ASSAC Restated Articles” means the Amended and Restated Memorandum and Articles of Association of ASSAC in the form of Exhibit A annexed hereto and made a part hereof.

“ASSAC Series A Preferred Shares” means up to a maximum of 1,000,000 ASSAC Preferred Shares, to be designated as ASSAC Series A Preferred Shares pursuant to the ASSAC Series A Preferred Certificate of Designations and issued to the respective holders pursuant to this Agreement and the Additional Acquisition Agreements; which ASSAC Series A Preferred Shares shall, among other things:

(a)           have a par value of $0.0001 per share;

(b)           have a liquidation value and stated value of $1,000.00 per share;

(c)           commencing on the Conversion Date pay per share dividend, semi-annually at the rate of 5% per annum, accruing from the issuance date thereof, on the Adjusted Purchase Value, in the form of additional Conversion Shares;

(d)           vote on an “as converted” basis, together with the ASSAC Ordinary Shares, on all matters requiring the approval or ratification of shareholders of ASSAC; provided that, until converted into Conversion Shares, such ASSAC Series A Preferred Shares shall, at each ordinary and extraordinary meeting of shareholders of ASSAC held prior to such conversion of ASSAC Series A Preferred Shares, or with respect to any transaction requiring approval of ASSAC shareholders prior to such conversion of ASSAC Series A Preferred Shares, be deemed to vote in favor of or be deemed to have consented to, all proposals that are recommended for approval and adoption by shareholders of ASSAC by a majority of the members of the board of directors of ASSAC;

(e)           on the Conversion Date, automatically (and without any action on the part of the holder or ASSAC) commence to convert into Conversion Shares at the Conversion Price then in effect, at the rate (rounded off to the nearest full Conversion Shares) of one-sixth (or 16.66%) of the total number of ASSAC Series A Preferred Shares held by each holder on the last day of each month commencing July 31, 2010 so that all of the ASSAC Series A Preferred Shares issued pursuant to the terms of this Agreement and the Additional Acquisition Agreements will be fully converted into Conversion Shares on December 31, 2010;

(f)           provide that each ASSAC Preferred Share issuable to the Fund Shareholders shall be convertible at the Conversion Ratio applicable to such Fund; and

(g)           contain such other terms and conditions as shall be set forth in the ASSAC Series A Preferred Certificate of Designations.

            “ASSAC Series A Preferred Certificate of Designations” means the certificate of designation for the issuance of the ASSAC Series A Preferred Shares, in the form of Exhibit B annexed hereto and made a part hereof, or, if not permitted under applicable law, the terms of which shall be included in the ASSAC Restated Articles used for the same purpose.

“ASSAC Shareholder Approval” means the required affirmative consent, vote and ratification at the ASSAC Shareholders Meeting by the holders of ASSAC Ordinary Shares (the “ASSAC Shareholders”) of (i) this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, (ii) the increase in the authorized share capital of ASSAC, (iii) adoption of the ASSAC Restated Articles (iv) the consummation of ASSAC’s acquisition of Amalphis Exchange Shares and the Stillwater Funds, all pursuant to terms and conditions of the Additional Acquisition Agreements, (v) if applicable, the consummation of ASSAC’s acquisition of Northstar, (vi) the change of the corporate name of ASSAC to Gerova Financial Group, Ltd., or such other name as shall be acceptable to ASSAC and the Wimbledon Parties, and (viii) the other proposals set forth in the ASSAC Proxy Statement.

“ASSAC Shareholders Meeting” means the meeting of the ASSAC Shareholders held on or before January 19, 2010 in accordance with the ASSAC Proxy Statement.

 “Buyer” shall mean WFM Fund Ltd., a Cayman Island exempted company.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Consideration” means the aggregate of  106,000 Amalphis Exchange Shares that are to be issued to the Fund pursuant to this Agreement, and exchanged on the Closing Date for 106,000 ASSAC Series A Preferred Shares pursuant to the Amalphis Exchange Agreement.

 “Conversion Date” shall mean July 31, 2010.

 “Conversion Price” shall mean $7.50, as the same may from time to time be adjusted prior to the Conversion Date pursuant to the ASSAC Series A Preferred Certificate of Designations.

“Conversion Ratio” shall mean, as to the Fund, that ratio (expressed as “___:1”) of that number of Conversion Shares into which one (1) full Series A ASSAC Preferred Share issued to the Fund or the Fund Shareholders shall be converted; all as determined in accordance with Section 2.7 of this Agreement.

 “Conversion Shares” shall mean that number of Ordinary Shares of ASSAC issuable upon conversion of the Series A Preferred Shares, as shall be calculated by dividing (i) the Adjusted Purchase Value of the Fund, by (ii) the Conversion Price then in effect.

 “Estimated NAV” means the unaudited $106.0 million Net Asset Value of the Fund as at December 31, 2009, as estimated in good faith by the Portfolio Manager, all in accordance with this Agreement.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Fund Shareholders” shall mean each of the holders of record of the share capital of the Fund.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Insolvency Event” shall mean as to any of the Party or Parties, (a) such Party or Parties shall make an assignment for the benefit of creditors; (b) if a receiver, liquidator or trustee shall be appointed for such Party or Parties, (c) such Party or Parties shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, such Party or Parties, or (d) if any proceeding for the dissolution or liquidation of such Party or Parties shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Party or Parties, upon the same not being discharged, stayed or dismissed within sixty (60) days.

“Knowledge” means, (i) with respect to the Wimbledon Parties, any fact or circumstance actually known to any of Albert Hallac or Keith Wellner, (ii), with respect to the Amalphis Parties, any fact or circumstance actually known to any member of the Board of Directors of Amalphis or the executive officers or management of Amalphis or which any of such Persons should have known after reasonable inquiry and (iii) with respect to ASSAC, any fact or circumstance actually known to Gary T. Hirst, the  President or Michael Hlavsa, the Chief Financial Officer, respectively, of ASSAC.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liabilities” shall mean and include all accounts payable, notes payable, Redemption Claims, accrued expenses and other liabilities and obligations of the Fund and of the feeder funds that invest in the Fund that in each case would be required to be set forth on a balance sheet of a Person prepared in accordance with generally accepted accounting principles (“GAAP”) or International Financial Reporting Standards (“IFRS”), as applicable, including any causes of action and contingencies, whether know or unknown, as the same shall exist as at the Closing Date; a general description of which Liabilities are set forth on Exhibit C-2 annexed hereto and made a part hereof (the “Liabilities Schedule”).

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Management Agreement” shall mean the management agreement between Weston, as Portfolio Manager, and the Buyer, in the form of Exhibit D annexed hereto and made a part hereof.

“Material Adverse Effect” shall mean (a) with respect to any of the Wimbledon Parties, any event or condition that could reasonably be expected to have a material adverse effect on the business, assets, results of operations, financial condition or prospects of any of such Wimbledon Parties, and (b) with respect to any of the Amalphis Parties or ASSAC, any event or condition that could reasonably be expected to prevent or cause any of the Amalphis Parties or ASSAC to be unable to consummate the transactions contemplated hereby or by the Amalphis Exchange Agreement , pay the Consideration or otherwise perform its obligations under this Agreement or the Amalphis Exchange Agreement.

“NAV Appraisal” shall mean the appraisal of the Net Asset Value of the Fund, to be prepared by Houlihan Smith Inc. or other business appraisal firm (the “Asset Appraiser”) as shall be reasonably acceptable to the Portfolio Manager and ASSAC in accordance with recognized methods of valuing such assets and liabilities that are reasonably acceptable to such Parties.

“NAV Valuation Methods” means the methods used in valuing the net asset value of the Fund that are set forth on Schedule A annexed hereto and made a part hereof, or such other valuation methods as shall be reasonably satisfactory to ASSAC and the Fund.

“Net Asset Value” or “NAV” means, as at December 31, 2009 (a) the value of all of the assets and investments of the Fund as determined in accordance with the NAV Valuation Methods,  less (b) all liabilities and obligations of the Fund applicable to such assets and investments, including without limitation, all accounts payable, accrued expenses, notes payable and the aggregate amount of all outstanding Redemption Claims.

“Northstar” means Northstar Group Holdings, Inc., a Bermuda corporation.

“Northstar Merger Agreement” means one of the Additional Acquisition Agreements pursuant to which, inter alia, ASSAC shall acquire 100% of the share capital and capital stock of Northstar.

“Organizational Documents” means (i) the memorandum and articles of association of a company, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the limited liability company agreement and articles or certificate of formation of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (vi) any amendment to any of the foregoing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Process Agent” has the meaning set forth in Section 9.8.

“Purchase Value” means the 100% of the Estimated NAV of the Fund.

“Redemption Claims” means the outstanding amounts (whether payable in cash or in other property) owed to the Fund Shareholders who have notified Wimbledon in writing, or may prior to the Conversion Date notify Wimbledon in writing, in each case during a period when redemptions from the Fund have not been suspended by the board of directors of the Fund, that such Persons either (a) seek to withdraw their capital from the Fund, or (b) are owed money in connection with the redemption of their shares from the Fund.

“Registration Rights Agreement” means the agreement of ASSAC to register all of the Conversion Shares issuable under the Amalphis Exchange Agreement and the Additional Acquisition Agreements for resale under the Securities Act of 1933, as amended (the “Securities Act”), all in accordance with the terms and conditions set forth in Exhibit E annexed hereto and made a part hereof.

“Remedies Exception,” when used with respect to any Person, means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Required Consents” means all Consents required to consummate the transactions contemplated by this Agreement, including without limitation, the ASSAC Shareholder Approval.

“Stillwater” means Stillwater Capital Partners, Inc., a Delaware corporation.

“Stillwater Acquisition Agreements” means the two separate asset purchase agreements and four separate agreements and plans of merger all dated as of December 31, 2009, among the various Stillwater Funds, ASSAC, acquisition subsidiaries of ASSAC and Stillwater or its Affiliate, pursuant to which, inter alia, it is contemplated that on or before January 23, 2010, ASSAC or its Subsidiaries will acquire all of the net assets, subject to all of the liabilities of such Stillwater Funds; in each case in exchange for ASSAC Series A Preferred Shares, valued at the Estimated NAV of each of the Stillwater Funds and subject to post-closing adjustments based on the Adjusted NAV set forth in each such agreement.

“Stillwater Agreement” means the letter agreement, dated December 14, 2009, between Stillwater, ASSAC and certain other Persons and the attached Memorandum, in the form of Exhibit F annexed hereto and made a part hereof.

“Stillwater Funds” shall mean those Delaware and Cayman Island limited partnerships and Cayman Island companies, consisting of asset backed lending funds, real estate funds, hedge funds and fund of funds that are managed by Stillwater or an Affiliate thereof and listed in paragraphs (b), (c), (d) and (e) of Section 1.1 of the Stillwater Agreement.

“Subsidiary” means any Person in which any ownership interest is owned, directly or indirectly, by another Person.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.

“Wimbledon” or  the “Fund” shall mean Wimbledon Financing Master Fund Ltd., a Cayman Islands exempted company.

“Wimbledon Real Estate Fund” shall mean Wimbledon Real Estate Financing Master Fund Ltd., a Cayman Islands exempted company.

“Wimbledon Real Estate Fund Acquisition Agreement” shall mean the agreement, dated as of the date hereof, by and among ASSAC, Amalphis, Allied Provident, the Buyer, Weston and the Wimbledon Real Estate Fund.

“Wimbledon Funds” shall mean the collective reference to the Fund and the Wimbledon Real Estate Fund.

Certain terms not defined above are defined in the sections below.

ARTICLE II.

ARTICLE I.  PURCHASE AND SALE OF THE ASSETS; ASSUMPTION OF LIABILITIES

SECTION 2.1.           The Acquired Assets.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Fund shall sell, transfer, convey and assign (collectively, “Transfer”) to the Buyer good and marketable title in and to all, and not less than all, of the Acquired Assets of the Fund, as the same shall exist as at the Closing Date.

(b)           On the Closing Date, the Fund shall execute and deliver to the Buyer one or more bills of sale, assignments, stock powers and other documents and instruments as shall be legally required, necessary or advisable to effect the Transfer of all of the Acquired Assets (collectively, the “Acquired Assets Transfer Instruments”).

SECTION 2.2.           Registration of Acquired Assets. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the Parties shall cause to be filed with any Governmental Authority in any jurisdiction, all necessary Transfer instruments and other documents as shall be legally required, necessary or advisable to register good and marketable title in and to the Acquired Assets to and in the name of the Buyer.

SECTION 2.3.           Assumption of Liabilities.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Buyer shall assume all, and not less than all, of the Liabilities of the Fund, as the same shall exist as at the Closing Date.

(b)           On the Closing Date, the Buyer shall, and Allied Provident shall cause the Buyer to, execute and deliver to the Fund one or more assumption agreements or other undertakings, documents and instruments as shall be legally required, necessary or advisable to effect the Transfer of all of the Liabilities to, and the assumption of all of the Liabilities by, the Buyer (collectively, the “Liability Assumption Instruments”).

SECTION 2.4.           Management Agreement.

On the Closing Date, the Buyer shall execute and deliver the Management Agreement to the Portfolio Manager.

SECTION 2.5.           Consideration; Escrow of Closing Documents

(a)           In consideration for the Transfer of the Acquired Assets, and in addition to the assumption of the Liabilities by the Buyer, on the Closing Date, Amalphis shall deliver to the Fund, an aggregate of 106,000 Amalphis Exchange Shares, representing 100% of $106,000,000  Purchase Value attributable to the Fund as at December 31, 2009.

(b)           The Asset Transfer Instruments, the Liability Assumption Instruments, the Consideration set forth in Section 2.5(a) above, and all of the other documents and instruments to be delivered by the Wimbledon Parties, the Amalphis Parties and ASSAC hereunder (collectively, the “Closing Documents”), shall all be held in escrow by legal counsel to the Portfolio Manager and the Fund (the “Escrow Agent”) pending the Closing of the transactions contemplated by the Amalphis Exchange Agreement (the “Exchange Agreement Closing Date”), pursuant to which, inter alia, in exchange for the aforesaid 106,000 Amalphis Exchange Shares, the Fund shall receive, in exchange for such Amalphis Exchange Shares, an aggregate of 106,000 ASSAC Series A Preferred Shares.  In the event and to the extent that, for any reason or no reason, the transactions contemplated by the Amalphis Exchange Agreement are not consummated by 5:00 p.m. (Eastern Standard Time) on January 23, 2010 (the “Outside Closing Date”), then and in such event, this Agreement and all of the transactions contemplated hereby shall be rescinded and rendered null and void, ab initio, and all of the Closing Documents shall be returned to the respective Party or Parties who delivered the same to such Escrow Agent.  The escrow agreement among the Parties and the Escrow Agent shall be prepared by and in form and content reasonably satisfactory to the Escrow Agent.

(c)           On the Exchange Agreement Closing Date, in exchange for the delivery to the Buyer and the Amalphis Parties of the Asset Transfer Instruments and other Closing Documents deliverable to the Buyer and the Amalphis Parties, ASSAC shall deliver to the Fund all, and not less than all, of the 106,000 ASSAC Series A Preferred Shares.

SECTION 2.6.           Adjusted Purchase Value; NAV Appraisals.

(a)           The Wimbledon Parties hereby covenant and agree to use their commercially reasonable efforts to cause the Asset Appraiser to deliver the NAV Appraisal on or before June 30, 2010.  The calculations of the NAV Appraisal by the Asset Appraiser shall be final and binding upon all Parties hereto.

(b)           Upon delivery of the NAV Appraisal, the Adjusted Purchase Value of the Fund shall be determined.  As provided in the ASSAC Series A Preferred Certificate of Designations, there shall be a post-Closing adjustment to the Conversion Shares and the Conversion Ratio, as provided in Section 2.7 below.

SECTION 2.7.           Conversion of ASSAC Series A Preferred Shares.

           Upon delivery of the NAV Appraisal, the number of Conversion Shares and the Conversion Ratio shall be recalculated, as follows:

(a)           the aggregate number of Conversion Shares that are issuable to the Fund or the Fund Shareholders, as the case may be, upon automatic conversion of all ASSAC Series A Preferred Shares previously issued to the Fund or the Fund Shareholders, respectively, shall be automatically and without any further action adjusted and determined by dividing (i) the Adjusted Purchase Value of the Fund, by (ii) the Conversion Price then in effect;

(b)           the Conversion Ratio applicable to the Fund or the Fund Shareholders shall, automatically and without any further action, be adjusted and determined by dividing the (i) aggregate number of Conversion Shares applicable to the Fund, as determined in accordance with Section 2.7(a) above, by (ii) the number of ASSAC Series A Preferred Shares issued at Closing to the Fund or Fund Shareholders; and

(c)           the number of Conversion Shares issuable to the Fund and if applicable, to each individual Shareholder of the Fund, respectively, upon automatic conversion of all ASSAC Series A Preferred Shares issued to the Fund or Fund Shareholder, shall be shall be automatically and without any further action determined by multiplying (i) the aggregate number of Series A Preferred Shares issued to the Fund or Fund Shareholder, by (ii) the Conversion Ratio, as determined pursuant to Section 2.7(b) above.

For the avoidance of doubt, if for example:

(A)          The Estimated NAV of the Fund at December 31, 2009 is $106.0 million, then 100% the Purchase Value of the Fund payable to the Fund is $106.0 million.

(B)           The Fund shall receive at Closing 106,000 ASSAC Series A Preferred Shares, having a total stated or liquidation value of $1,000 per share.

(C)           Based on the initial $7.50 per shares Conversion Price, the assumed number of Conversion Shares at the Closing Date would be 14,133,333 ASSAC Ordinary Shares ($106.0 million divided by $7.50) and the assumed Conversion Ratio would be 133.333 ASSAC Ordinary Shares for each of the 106,000 ASSAC Preferred Shares, or 133.333:1.

(D)           If the Appraised NAV based on the NAV Appraisal of the Fund reflects that the Adjusted Purchase Value of the Fund as at December 31, 2009 was, in fact, only $80.0 Million, then the Consideration that should have been payable to the Fund or the Fund Shareholders at the Closing is only $85,000,000 and not $106,000,000.

(E)           The actual number of Conversion Shares issuable to the Fund or the Fund Shareholders is then automatically adjusted downwards to 11,333,333 ASSAC Ordinary Shares ($85.0 million divided by $7.50), and the adjusted Conversion Ratio applicable to each full ASSAC Series A Preferred Share would be 106.918 ASSAC Ordinary Shares for each of the 106,000 ASSAC Preferred Shares, or 106.918:1 (11,333,333 Conversion Shares divided by 106,000 ASSAC Series A Preferred Shares).

           The number of ASSAC Series A Preferred Shares always remains fixed but the Conversion Shares and Conversion Ratio change based upon the Adjusted Purchase Value of the Fund.  In addition, the 5% dividend on the ASSAC Series A Preferred Shares will also be payable in additional ASSAC Ordinary Shares at the Conversion Date and will reflect the Adjusted Purchase Values based upon the NAV Appraisals. To avoid the issuance of fractional Ordinary Shares, all Conversion Shares issuable pursuant to this Agreement shall be rounded up or down to the nearest whole Ordinary Share.

SECTION 2.8.           Delivery of Consideration Certificates.

(a)           On the Closing Date, ASSAC shall deliver to the Fund, one (1) or more share certificates evidencing the aggregate number of ASSAC Series A Preferred Shares issuable to the Fund, registered in the name of “Wimbledon Financing Master Fund Ltd.”. The Fund may, following the Closing, at its option, either cause ASSAC to issue and thereafter distribute Series A Preferred Share certificates to the individual Fund Shareholders, or hold such share certificates for the benefit of the Fund Shareholders pending the automatic conversion of such ASSAC Series A Preferred Shares into Conversion Shares as contemplated pursuant to this Article II.

(b)           Following the Conversion Date, ASSAC shall either deliver physical stock certificates evidencing the Conversion Shares registered in the name of the Fund or at the request of the Fund, registered in the names of the Fund Shareholders or other Persons or deliver such certificates in electronic format by DTC or other method, all as requested by the Fund.

ARTICLE III.  CLOSING AND CLOSING DATE

SECTION 3.1.          Closing Date.  The transactions contemplated by this Agreement shall be consummated in escrow on or before January 19, 2010, following the satisfaction or waiver of the conditions set forth in Article VII hereof.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Hodgson Russ LLP, 1540 Broadway, 24th floor, New York, New York, at 9:00 a.m. on January 23, 2010 (the “Closing Date”) or at such other place and on such other date as may be mutually agreed by the parties hereto, in which case Closing Date means the date so agreed.  The Closing will be effective as of the close of business on the Closing Date.  The Parties hereto acknowledge and agree that time is of the essence.

SECTION 3.2.           Deliveries.   Subject to the conditions set forth in this Agreement, on the Closing Date:

(a)           The Amalphis Parties and ASSAC will deliver to the Wimbledon Parties:

(i)           evidence of payment of the Consideration, consisting of the Amalphis Series A Preferred Shares issued to the Fund;

(ii)          a duly executed copy of the Amalphis Exchange Agreement;

(iii)         a certificate of each of ASSAC and the Amalphis Parties dated the Closing Date stating that the conditions set forth in SECTION 7.1 have been satisfied;

(iv)         the text of the resolutions adopted by the boards of directors of the Amalphis Parties and ASSAC authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, certified by an appropriate officer of the Amalphis Parties and ASSAC;

(v)         each Ancillary Agreement to which the Amalphis Parties and/or ASSAC is a party, duly executed by the Amalphis Parties or ASSAC, as applicable;

(vi)        except for the ASSAC Shareholder Approvals, all Required Consents, duly executed by all appropriate parties;

(vii)       all Liability Assumption Instruments under and pursuant to Section 2.2(b) of this Agreement;

(viii)      confirmation from legal counsel that the Restated ASSAC Articles has been filed with the Registrar of Companies in the Cayman Islands; and

(ix)         such other certificates, documents and instruments that the Wimbledon Parties reasonably request for the purpose of (A) evidencing the accuracy of the Amalphis Parties’ and ASSAC’s representations and warranties, (B) evidencing the performance and compliance by the Amalphis Parties and ASSAC with the agreements contained in this Agreement, (C) evidencing the satisfaction of any condition referred to in SECTION 7.1 or (D) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by the Amalphis Parties and ASSAC in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to the Wimbledon Parties and their counsel.

(b)           The Wimbledon Parties will deliver to ASSAC:

(i)           a certificate of the Wimbledon Parties dated the Closing Date stating that the conditions set forth in SECTION 7.2 have been satisfied;

(ii)          the text of the resolutions adopted by the board of directors of the Fund and by the Portfolio Manager authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Fund or the Portfolio Manager is a party, as applicable, certified by an appropriate officer of the Fund and the Investment Manger;

(iii)         each Ancillary Agreement to which any Wimbledon Party is a party, duly executed by such Wimbledon Party;

(iv)        all Required Consents, duly executed by all appropriate parties;

(v)         all Asset Transfer Instruments under and pursuant to Section 2.1(b) of this Agreement; and

(vi)        such other certificates, documents and instruments that the Amalphis Parties reasonably request for the purpose of (1) evidencing the accuracy of the Wimbledon Parties’ representations and warranties, (2) evidencing the performance and compliance by the Wimbledon Parties with the agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in SECTION 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

All actions to be taken by each of the Wimbledon Parties in connection with consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments and other documents required to effect the transactions contemplated by this Agreement will be in form and substance reasonably satisfactory to the Amalphis Parties, ASSAC and their counsel.

(c)           Simultaneous Deliveries.        All items delivered by the Parties at the Closing will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered.

ARTICLE IV.

ARTICLE II.  REPRESENTATIONS AND WARRANTIES OF THE AMALPHIS PARTIES AND ASSAC

Each of the Amalphis Parties, jointly and severally, represent and warrant to the Wimbledon Parties on behalf of themselves and Rineon Group, Inc., a Nevada corporation (“Rineon”); and ASSAC severally (not jointly and severally) represents to the Wimbledon Parties, that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement).  For purposes of this Article IV, the term “Amalphis Parties” shall include each of Rineon, Amalphis, Allied Provident and the Buyer:

SECTION 4.1.         Incorporation; Power and Authority.  Each of the Amalphis Parties and ASSAC is duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions.  Each of the Amalphis Parties and ASSAC has all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 4.2.          Valid and Binding Agreements; Corporate Structure.

(a)           The execution, delivery and performance by each of the Amalphis Parties and ASSAC of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or equivalent action.  This Agreement has been duly executed and delivered by each of the Amalphis Parties and ASSAC and constitutes the valid and binding obligation of the Amalphis Parties and ASSAC, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which an Amalphis Party or ASSAC will become a party, when executed and delivered by or on behalf of such Party, will constitute the valid and binding obligation of such Amalphis Parties or ASSAC, as applicable, enforceable against such Party in accordance with its terms, subject to the Remedies Exception.

(b)           The Buyer is a wholly-owned Subsidiary of Allied Provident that has been formed solely for the purpose of entering into this Agreement and consummating the transactions contemplated by this Agreement.  Except for the foregoing, the Buyer has no assets or liabilities and has conducted no business and will conduct no business prior to the Closing Date.

(c)           Allied Provident is a wholly-owned Subsidiary of Amalphis.

(d)           Amalphis is a holding company formed solely for the purpose of owning 100% of the share capital of Allied Provident.  Except for the foregoing, Amalphis has no assets or liabilities and has conducted no business and will conduct no business prior to the Closing Date.

(e)           Amalphis is classified as a special purpose entity and is consolidated with Rineon for financial reporting purposes.  Rineon currently owns 36,000 Amalphis Series A Preferred Shares, constituting 100% of the issued and outstanding Amalphis Preferred Shares. 100% of the Amalphis Ordinary Shares are owned of record by NatProv Holdings, Inc. (“NatProv”).

SECTION 4.3.           SEC Filings.

(a)           ASSAC is a “foreign private issuer” (as such term is defined in Rule 3b-4 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).  Rineon also files periodic reports under the Exchange Act.   Each of ASSAC and Rineon and has timely filed and is current in its filing of all periodic and other reports, schedules, statements and other documents (collectively, the “SEC Reports”) it is required to file with the Exchange Commission (“SEC”) under the Securities Act and the Exchange Act.   None of the SEC Reports filed by ASSAC or Rineon are currently being reviewed by the SEC and neither ASSAC nor Rineon has received any letter of comments from the SEC that it has not, as yet, fully responded to.

(b)           Each of the SEC Reports was prepared and complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended, and any other Law applicable to the SEC Reports as in effect at the time it was filed or furnished (or, in the case of any registration statement or proxy statement, on the date of effectiveness or the date of mailing, respectively, and in the case of any SEC Report amended or superseded by a filing prior to the date of this Agreement, then on the date of such amending or superseding filings).  As of their respective dated of filing, effectiveness or mailing, as applicable (or, if amended or supplemented, as of the dates of such amendments or supplements) the SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(c)           Each of ASSAC and Rineon has been and is in compliance with the applicable listing, corporate governance and other applicable rules and regulations of the American Stock Exchange, Inc.

(d)           Each of ASSAC and Rineon has established and maintains disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14.  Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by ASSAC and Rineon is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.

(e)           Each of the consolidated financial statements of ASSAC and Rineon contained in the SEC Reports (the “Financial Statements”), together with the related schedules and notes thereto, complied as to form in all material respects, as of the date of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presents, in all material respects, the financial position of ASSAC or Rineon, as applicable, as of the dates indicated and the statement of operations and stockholders’ equity and cash flows of ASSAC or Rineon for the periods then ended.  The Financial Statements have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved (except, in the case of unaudited quarterly financial statements, subject to normal year-end adjustments consistent with GAAP).

(f)           The ASSAC Ordinary Shares are registered pursuant to Section 12(g) of the Exchange Act and no action has been taken or, to the Knowledge of the ASSAC Parties, is contemplated, and no proceeding is pending or has been threatened that would result in the suspension, cancellation or termination of such registration.

SECTION 4.4.          No Breach; Consents.  The execution, delivery and performance by the Amalphis Parties and ASSAC of this Agreement and the Ancillary Agreements to which either or both of the Amalphis Parties will become a party will not (a) contravene any provision of the Organizational Documents, if any, of ASSAC or the Amalphis Parties or the ASSAC Registration Statement on Form S-1 (Registration No. 333-145163) declared effective by the SEC on January 16, 2008 (the “Registration Statement”) or the definitive prospectus included therein; (b) violate or conflict with any Law, Governmental Order, Governmental Authorization or the rules and regulations of the American Stock Exchange; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) under any agreement etc. [language dropped] require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against the Amalphis Parties or ASSAC or any Governmental Authorization that is held by the Amalphis Parties or ASSAC; (d) require any Governmental Authorization; (e) give any Governmental Entity or other Person the right to challenge any of the contemplated transactions or to exercise any remedy or obtain any relief under any Law, Governmental Order or Governmental Authorization; (f) cause the Wimbledon Parties to become subject to, or to become liable for the payment of, any Tax; or (g) result on the creation or imposition of any Encumbrance.

SECTION 4.5.          ASSAC Shareholder Approvals.   The Amalphis Parties and ASSAC shall use commercially reasonable efforts to obtain all Required Consents and the ASSAC Shareholder Approval required pursuant to this Agreement.

SECTION 4.6.          Brokerage.  Except as set forth on Schedule 4.6 hereto, none of the Amalphis Parties or ASSAC is required to pay any finders fee or other brokerage commissions in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 4.7           Capitalization.  ASSAC is duly authorized to issue the ASSAC Ordinary Shares and the ASSAC Preferred Shares pursuant to its Organizational Documents.  As at September 30, 2009, (a) an aggregate of 14,000,000 Ordinary Shares were issued and outstanding, (b) no Preferred Shares were issued and outstanding, and (c) warrants to issue an aggregate of 18,000,000 Ordinary Shares, at exercise prices of $7.50 per share (of which warrants to issue 5,725,000 Ordinary Shares have “cashless exercise” provisions) were issued and outstanding.   Since September 30, 2009, ASSAC sold and issued the ASSAC Executive Shares.

SECTION 4.8            Boards of Directors Authorization.

(a)           The board of directors of ASSAC has duly authorized the issuance of the 106,000 ASSAC Series A Preferred Shares and Conversion Shares pursuant to the Amalphis Exchange Agreement, subject at all times to ASSAC obtaining the ASSAC Shareholder Approval required thereby.

(b)           The board of directors of Amalphis has duly authorized the issuance of the Amalphis Series A Preferred Shares constituting the 106,000 Amalphis Exchange Shares to be issued to the Fund pursuant to this Agreement

SECTION 4.7.           No Material Adverse Changes.  Since September 30, 2009 there has not been:

(a)           any material adverse change in the financial position of ASSAC or the Amalphis Parties, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of ASSAC or the Amalphis Parties;

(b)           any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of ASSAC or the Amalphis Parties whether or not covered by insurance;

(c)           any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the capital stock of ASSAC or the Amalphis Parties;

(d)           any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by ASSAC or the Amalphis Parties of any of its properties or assets; or

(e)           any adoption by ASSAC or the Amalphis Parties of a pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

SECTION 4.8.          Taxes.  Each of the Amalphis Parties and ASSAC timely filed, or has caused to be timely filed on its behalf, all applicable tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Amalphis Parties or ASSAC.  All Taxes shown to be due on such tax returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on  the Amalphis Parties or ASSAC.

SECTION 4.9.          Compliance with Laws.  Each of the Amalphis Parties and ASSAC has complied with all requirements of Law applicable to it or its business which, if not complied with, would have a Material Adverse Effect on it or them.

SECTION 4.10.         No Breach.  The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not:

(a)           violate any provision of the Organizational Documents of the Amalphis Parties or ASSAC;

(b)           violate, conflict with or result in the breach of any of the terms of, result in a material modification of, otherwise give any other contracting party the right to terminate, or constitute (or with notice or lapse of time, or both constitute) a default under any Contract to which the Amalphis Parties or ASSAC is a party or by or to which it or any of its assets or properties may be bound or subject or result in the creation of any Encumbrance (other than Permitted Encumbrances [Not Defined]) on the assets or properties of the Amalphis Parties or ASSAC; or

(c)           violate any requirements of Law against, or binding upon, the Amalphis Parties or ASSAC or upon the properties or business of  the Amalphis Parties or ASSAC or applicable to the transactions contemplated herein.

SECTION 4.11.         Actions and Proceedings.   Except as set forth in the SEC Reports, the Amalphis Parties or ASSAC is not a party to any pending litigation or, to its Knowledge, any governmental investigation or proceeding not reflected in the Amalphis Parties or ASSAC Financial Statements, and to the Knowledge of the Amalphis Parties or ASSAC, no material litigation, claims, assessments or non-governmental proceedings is threatened against it.

SECTION 4.12.         Material Contracts.          This Agreement, the Additional Acquisition Agreements, the Ancillary Agreements, the exhibits filed with the Registration Statement (the original filing and all amendments thereto) and with the SEC Reports include all material contracts to which ASSAC is currently a party (collectively, the “ASSAC Contracts”).  Each such ASSAC Contract: (a) is a valid and binding agreement, (b) is in full force and effect, and (c) neither ASSAC nor, to the Knowledge of ASSAC, any other party thereto is in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such Contract would have a Material Adverse Effect on ASSAC or its assets and properties. ASSAC has not assigned, delegated, or otherwise transferred any of their rights or obligations with respect to any such ASSAC Contracts, or granted any power of attorney with respect thereto. ASSAC has given or otherwise made available to the Wimbledon Parties a true and correct fully executed copy of each material ASSAC Contract.

SECTION 4.13.        Affiliated Transactions.         Except as set forth in the ASSAC Contracts or disclosed in the Registration Statement or SEC Reports, there does not exist any transaction between ASSAC or any officer, director, shareholder or other Affiliate of ASSAC.

SECTION 4.14.         Trust Account.      ASSAC currently maintains the sum of $115.0 Million in the Trust Account.

ARTICLE V.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES OF THE WIMBLEDON PARTIES

Each Wimbledon Party, severally with respect to itself only, represents and warrants to the Amalphis Parties and ASSAC that as of the date of this Agreement and as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement):

SECTION 5.1.           Incorporation; Power and Authority.

(a)           Wimbledon is a company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

(b)           The Portfolio Manager is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, with all necessary power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements to which it will become a party.

SECTION 5.2.           Valid and Binding Agreement.

(a)           The execution, delivery and performance by such Wimbledon Party of this Agreement and the Ancillary Agreements to which it will become a party have been duly and validly authorized by all necessary corporate or company action, as applicable, of such Wimbledon Party.

(b)           This Agreement has been duly executed and delivered by such Wimbledon Party and constitutes the valid and binding obligation of such Wimbledon Party, enforceable against it in accordance with its terms, subject to the Remedies Exception.  Each Ancillary Agreement to which any such Wimbledon Party will become a party, when executed and delivered by such party, will constitute the valid and binding obligation of such party, enforceable against it in accordance with its terms, subject to the Remedies Exception.

SECTION 5.3.           No Breach; Consents.  The execution, delivery and performance by such Wimbledon Party of this Agreement and of the Ancillary Agreements to which such Wimbledon Party will become a party will not (a) to the extent applicable, contravene any provision of the Organizational Documents of such Wimbledon Party; (b) violate or conflict with any Law, Governmental Order or Governmental Authority; (c) except with respect to the Fund’s indebtedness of approximately $5.0 million owed to Fortis Prime Fund Solutions Bank (Ireland) Ltd. or its Affiliates (collectively, “Fortis”) or with respect to consents of the hedge fund issuers of shares or interests that constitute Acquired Assets being acquired hereby, all as set forth on Schedule 5.3, conflict with, result in any breach of any of the provisions of, constitute a default (or any event that would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) under any material contract or other agreement to which such Wimbledon Party is a party or by or to which it or any of its assets or properties may be bound; (d) as set forth on Schedule 5.3, require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Wimbledon Party; or (e) require any Governmental Authorization.

SECTION 5.4.           Financial Statements, Books and Records.

(a)           Schedule 5.4 consists of (i) the audited financial statements (balance sheet, income statement, statements of cash flows and owners equity and notes thereto) of the Fund as of December 31, 2006 and December 31, 2007 and for the fiscal year then ended (the “2006 and 2007 Financial Statements”), (ii) the unaudited financial statements (balance sheet, income statement, statements of cash flows and owners equity and notes thereto) of the Fund as of December 31, 2008 and for the fiscal year then ended (the “2008 Financial Statements”), and (iii) the unaudited combined balance sheet and statement of income of the Fund for the comparative fiscal quarters ended September 30, 2009 and September 30, 2008 (the “Interim Financial Statements” and with the 2006 and 2007 Financial Statements and the 2008 Financial Statements, collectively, the “Financial Statements”); in each case as reviewed (but not audited) by an accounting firm (the “Wimbledon Accountants”) that is certified by the Public Company Accounting Oversight Board (“PCAOB”).

(b)           The Wimbledon Parties have delivered to ASSAC the audit of the 2008 Financial Statements accompanied by the audit opinion of the Wimbledon Accountants.

(c)           On or before March 31, 2010, the Wimbledon Parties will have delivered to ASSAC a letter from the Wimbledon Accountants (the “Accountants Letter”), to the effect that the audited financial statements (balance sheet, income statement, statements of cash flows and owners equity and notes thereto) of the Fund as of December 31, 2009 and the fiscal year then ended (the “2009 Financial Statements”) can be audited by such Wimbledon Accountants.  In addition, the Wimbledon Parties have issued to the Wimbledon Accountants a direction to complete the audit of the aforesaid 2009 Financial Statements.

(d)           The Financial Statements fairly represent the financial position of the Fund as at such dates and the results of their operations for the periods then ended.  The Financial Statements were prepared in accordance with GAAP or IFRS applied on a consistent basis with prior periods except as otherwise stated therein and, in the case of the Interim Financial Statements, subject to normal year-end adjustments.

(e)           All accounts, books and ledgers of the Fund have been properly and accurately kept and completed in all material respects on a basis consistent with those of preceding accounting periods, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.  The books and records fairly and correctly set out and disclose, in all material respects, the current financial position and condition of the Fund. All financial transactions involving the Fund have been accurately recorded in the books and records and all such transactions represent actual, bona fide transactions.

(f)            As at September 30, 2009, the Estimated NAV of the Fund is $106,000,000. To the Knowledge of the Portfolio Manager and the Fund as at December 31, 2009, the Estimated NAV of the Fund is expected to be approximately $ 106,000,000.

SECTION 5.5.           The Acquired Assets; Subsidiaries.

(a)           The Acquired Assets being Transferred to the Buyer by the Fund represent all, and not less than all, of the Acquired Assets owned, leased or otherwise such by the Fund.

(b)           The Wimbledon Parties do not have any Subsidiaries [to be confirmed] and, except for the Acquired Assets, do not own of record or beneficially, directly or indirectly, (i) any shares of capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture, limited liability company or other non-corporate business enterprise and does not control, directly or indirectly, any other Person.

SECTION 5.6.           No Material Adverse Changes.  Except as otherwise described on Schedule 5.5 hereto, since the date of the most recent Financial Statements, there has not been:

(i)        any material adverse change in the financial position of the Fund, except changes arising in the ordinary course of business, which changes will in no event materially and adversely affect the financial position of the Wimbledon Parties;

(ii)       any damage, destruction or loss materially affecting the assets, prospective business, operations or condition (financial or otherwise) of the Fund whether or not covered by insurance;

(iii)     any declaration, setting aside or payment of any dividend or distribution with respect to any redemption or repurchase of the capital stock or membership interests of the Fund;

(iv)     any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by the Fund of any of their properties or assets; or

(v)      any adoption by the Fund of a pension, profit sharing, retirement, stock bonus, stock option or similar plan or arrangement.

SECTION 5.7.           Taxes.  The Fund has timely filed, or has caused to be timely filed on its behalf, all applicable Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Fund.  All Taxes shown to be due on such Tax Returns, or otherwise owed, has been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the Fund.

SECTION 5.8.           Compliance with Laws.  Such Wimbledon Party has complied with all requirements of Law applicable to it or its business which, if not complied with, would have a Material Adverse Effect on such Wimbledon Party.

SECTION 5.9.           [Intentionally omitted]

SECTION 5.10.         Actions and Proceedings.   Such Wimbledon Party is not a party to any material pending litigation or, to its knowledge, any governmental investigation or proceeding not reflected in the Financial Statements, and to the Knowledge of such Wimbledon Party, no material litigation, claims, assessments or non-governmental proceedings is threatened against either of the Fund or the Portfolio Manager.

SECTION 5.11.         Agreements.  Schedule 5.11 sets forth each material contract or arrangement to which the Fund, or Weston with respect to its activities on behalf of the Fund, is a party or by or to which it or its assets, properties or business are bound or subject. Each such contract or arrangement: (a) is a valid and binding agreement, (b) is in full force and effect, and (c) such Wimbledon Party and, to the Knowledge of such Wimbledon Party, any other party thereto is not in breach or default (whether with or without the passage of time or the giving of notice or both) under the terms of any such contract or arrangement.  Such Wimbledon Party has not assigned, delegated, or otherwise transferred any of its rights or obligations with respect to any such contracts or arrangements, or granted any power of attorney with respect thereto. Such Wimbledon Party has given a true and correct fully executed copy of each material contract or arrangement to ASSAC.

SECTION 5.12.         Redemption Claims.   Except as set forth on Schedule 5.12 hereto, to the Knowledge of the Wimbledon Parties, there are no Redemption Claims outstanding.

SECTION 5.13.         Intellectual Property.  Such Wimbledon Party has or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, licenses and other similar rights (the “Intellectual Property Rights”) that are necessary or material for use in connection with its businesses and which the failure to so have could, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect on such Wimbledon Party.  Such Wimbledon Party has not received a written notice that such Intellectual Property Rights used by it violates or infringes upon the rights of any person. To the knowledge of such Wimbledon Party, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person of any of such Intellectual Property Rights.

SECTION 5.14.         Tangible Acquired Assets.  The Fund has full title and interest in all machinery, equipment, furniture, leasehold improvements, fixtures, projects, owned or leased by the Fund, any related capitalized items or other tangible property material to the business of the Fund (the “Tangible Acquired Assets”).   The Fund holds all right, title and interest in all the Tangible Acquired Assets owned by it as set forth on the Financial Statements or acquired by it after the date of the Financial Statements free and clear of all Encumbrances.  All of the Tangible Acquired Assets are in good operating condition and repair and are usable in the ordinary course of business of the Fund.

SECTION 5.15.         Liabilities.  The Fund does not have any material Liabilities which are not fully, fairly and adequately reflected on the Financial Statements.

SECTION 5.16.         Operations of  the Fund.  From September 30, 2009 through the Closing Date, except as disclosed on Schedule 5.16 or the Financial Statements, the Fund has not nor will have:

(a)           except for Redemption Claims, declared or paid any dividend or declared or made any distribution of any kind to any shareholder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of the Fund;

(b)           except in the ordinary course of business, incurred or assumed any indebtedness or liability (whether or not currently due and payable);

(c)           disposed of any assets except in the ordinary course of business;

(d)           increased the annual level of compensation of any executive employee; or

(e)           issued any equity securities or rights to acquire such equity securities.

SECTION 5.17.        Permits.  The Fund has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted (the “Permits”); all such Permits are in full force and effect and, to the Knowledge of the Wimbledon Parties, no suspension or cancellation of any such Permit is threatened or will result from the consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements or the transactions contemplated hereby and thereby.

SECTION 5.18.         Brokers or Finders.  No broker’s or finder’s fee will be payable by such Wimbledon Party in connection with the transactions contemplated by this Agreement.

SECTION 5.19.         Securities Law Matters.  The ASSAC Series A Preferred Shares and any Conversion Shares (collectively, the “ASSAC Securities”) to be acquired by any of the Wimbledon Parties, or by the Fund Shareholders, are being issued pursuant to an exemption from the registration requirements of the Securities Act and are being acquired for the account of such Persons with no intention of distributing or reselling such securities or any part thereof in any transaction that would be in violation of the registration requirements of the Securities Act and applicable state securities laws.  Until registered for resale under the Securities Act, if any recipient of the ASSAC Securities should in the future decide to dispose of any of such ASSAC Securities, such Person may do so only in compliance with the registration requirements of the Securities Act and applicable state securities laws, as then in effect.  Each of the Wimbledon Parties agrees that all certificates evidencing ASSAC Securities to be issued in connection with this Agreement and other transactions contemplated hereby shall contain the imprinting, so long as required by law, of a legend on certificates representing such ASSAC Securities to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

ARTICLE VI.  POST-CLOSING COVENANTS

SECTION 6.1.           Registration of Conversion Shares.

(a)           Following the Closing Date, ASSAC shall use its best efforts to cause the Registration Statement (as that term is defined in the Registration Rights Agreement) to be declared effective by the Securities and Exchange Commission by July 31, 2010 and shall otherwise comply with all of its covenants and agreements contained in the Registration Rights Agreement.

(b)           The failure of the Registration Statement to be declared effective by the Securities and Exchange Commission by July 31, 2010 shall give rise to a penalty as set forth in the Registration Rights Agreement.

ARTICLE VII.  CONDITIONS TO CLOSING

SECTION 7.1.           Conditions to Wimbledon Parties’ Obligations.  The obligation of the Wimbledon Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in their sole discretion, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of the Amalphis Parties and ASSAC set forth in Article IV will be true and correct as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties (without taking into account any supplemental disclosures after the date of this Agreement by the Amalphis Parties or ASSAC or the discovery of information by the Wimbledon;

(b)           Each of the Amalphis Parties and ASSAC will have performed and complied with each of their agreements contained in this Agreement;

(c)           Each Required Consent required to be obtained by ASSAC and the Amalphis Parties will have been obtained and be in full force and effect and such actions as the Wimbledon Parties’ counsel may reasonably require will have been taken in connection therewith;

(d)           All of the requisite ASSAC Shareholder Approvals shall have been obtained at the ASSAC Shareholders Meeting;

(e)           Holders of greater than 34.99% of the outstanding ASSAC publicly traded Ordinary Shares have not voted against the Transfer and other transactions contemplated by this Agreement and advised ASSAC of their desire to redeem their investment;

(f)           ASSAC shall have consummated the acquisition of either or both of the Amalphis Exchange Shares and/or all of the equity of Northstar pursuant to the terms and conditions of either or both of the Amalphis Purchase Agreement and/or the Northstar Merger Agreement, respectively.

(g)           The Wimbledon Parties will have received evidence satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement or the Amalphis Exchange Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, any of the Ancillary Agreements or any Additional Acquisition Agreements;

(h)           ASSAC and the Amalphis Parties shall have executed and delivered all of the Ancillary Agreements to which it is a Party; and

(i)            No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

SECTION 7.2.           Conditions to Amalphis Parties’ Obligations.  The obligation of the Amalphis Parties to take the actions required to be taken by them at the Closing is subject to the satisfaction or waiver, in whole or in part, in the sole discretion of the Amalphis Parties, of each of the following conditions at or prior to the Closing:

(a)           The representations and warranties of the Wimbledon Parties set forth in Article V will be true and correct in all material respects as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties;

(b)           Each of the Wimbledon Parties will have performed and complied with each of their agreements contained in this Agreement;

(c)           Each Required Consent required to be obtained by the Wimbledon Parties, including from hedge fund issuers of shares or interests that constitute Acquired Assets, will have been obtained and be in full force and effect and such actions as the Amalphis Parties’ counsel may reasonably require will have been taken in connection therewith;

(d)           All of the requisite ASSAC Shareholder Approvals shall have been obtained a the ASSAC Shareholders Meeting;

(e)           Holders of greater than 34.99% of the outstanding ASSAC publicly traded Ordinary Shares have not voted against the Transfer and the other transactions contemplated by this Agreement and advised ASSAC of their desire to redeem their investment;

(f)           ASSAC shall have consummated the acquisition of either or both of the Amalphis Exchange Shares and/or all of the equity of Northstar pursuant to the terms and conditions of either or both of the Amalphis Purchase Agreement and/or the Northstar Merger Agreement, respectively;

(g)           The Acquired Percentage shall be not less than 51%;

(h)           ASSAC will have received evidence satisfactory to them that no Litigation is pending or threatened (i) challenging or seeking to prevent or delay consummation of any of the transactions contemplated by this Agreement, or (ii) asserting the illegality of or seeking to render unenforceable any material provision of this Agreement, any of the Ancillary Agreements or any Additional Acquisition Agreements;

(i)            The applicable Wimbledon Parties shall have executed and delivered all of the Ancillary Agreements to which it or they are a Party; and

(j)          No Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that would reasonably be expected to result, directly or indirectly, in any Material Adverse Effect.

ARTICLE VIII.  TERMINATION

SECTION 8.1.           Termination.  This Agreement may be terminated prior to the Closing:

(a)         by the mutual written consent of ASSAC and Wimbledon on behalf of all Parties;

(b)         by ASSAC, on behalf of itself and all Amalphis Parties, if:

(1)       any of the Wimbledon Parties has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(2)       the transactions contemplated by this Agreement will not have been consummated on or before January 23, 2010 (the “Outside Date”); or

(3)       any of the conditions set forth in SECTION 7.2 will have become impossible to satisfy;

(c)         by Wimbledon, on behalf of all Wimbledon Parties, if:

(i)        any of the Amalphis Parties or ASSAC has or will have breached any representation, warranty or agreement contained in this Agreement in any material respect;

(ii)       the transactions contemplated by this Agreement will not have been consummated on or before the Outside Date; or

(iii)      any of the conditions set forth in SECTION 7.1 will have become impossible to satisfy; or

(iv)     the five (5) largest investors in the feeder funds that invest in the Fund have not granted their approval to consummate the transactions contemplated by this Agreement on or before the Outside Date.

SECTION 8.2.           Effect of Termination.  The right of termination under Section 8.1 is in addition to any other rights the parties may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies and will not preclude an action for breach of this Agreement.  If this Agreement is terminated, all continuing obligations of the Parties under this Agreement will terminate except that Section 8.3 and Article IX will survive indefinitely unless sooner terminated or modified by all of the parties in writing.

SECTION 8.3.           Trust Fund.  Notwithstanding anything to the contrary express or implied contained in this Article VIII or elsewhere in this Agreement, none of the Wimbledon Parties nor any of their respective Affiliates shall have any lien, security interest, claim against or any other right to (a) any of the maximum $115.0 million principal amount of the proceeds held in that certain trust administered and maintained by Continental Stock Transfer & Trust Company, as trustee (and any successor trust or substitute arrangement) for the benefit of the public shareholders of ASSAC (the “Trust”), or (b) any interest earned on such maximum $115.0 million principal amount of proceeds held in the Trust.  Each of the Wimbledon Parties and their Affiliates, do hereby expressly waive and relinquish any claim or other rights to the Trust, its corpus or any interest earned thereon.

ARTICLE IX.  GENERAL

SECTION 9.1.          Expenses.  Each Party shall pay all expenses incurred by such party in connection with the transactions contemplated by this Agreement, including legal, accounting, investment banking and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other agreements, exhibits, documents and instruments contemplated by this Agreement (whether the transactions contemplated by this Agreement are consummated or not) collectively, “Transaction Costs”); provided, however, that (i) upon consummation of the transactions contemplated by this Agreement, ASSAC shall pay all Transactions Costs incurred by the Wimbledon Parties hereunder, or reimburse the Wimbledon Parties (as the case may be) for any such expenses previously paid, up to a maximum amount that, when added to the amounts, if any, paid or reimbursed by ASSAC under Section 9.1 of the Wimbledon Real Estate Acquisition Agreement, does not exceed $150,000; and (ii) if for any reason or no reason, the transactions contemplated by the Amalphis Exchange Agreement are not consummated by 5:00 p.m. (Eastern Standard Time) on the Outside Closing Date for any reason other than (A) the failure of the Wimbledon Parties to perform their respective covenants and agreements contained herein, or (B) the reason set forth in Section 8.1(c)(iv) above, then ASSAC shall pay all Transactions Costs incurred by the Wimbledon Parties hereunder, or reimburse the Wimbledon Parties (as the case may be) for any such Transactions Costs previously paid, up to a maximum amount that, when added to the amounts, if any, paid or reimbursed by ASSAC under Section 9.1 of the Wimbledon Real Estate Acquisition Agreement, does not exceed $100,000.

SECTION 9.2.           Amendment and Waiver.  This Agreement may not be amended, a provision of this Agreement or any default, misrepresentation or breach of warranty or agreement under this Agreement may not be waived, and a consent may not be rendered, except in a writing executed by the party against which such action is sought to be enforced.  Neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

SECTION 9.3.           Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (i) when delivered if personally delivered by hand (with written confirmation of receipt), (ii) when received if sent by a nationally recognized overnight courier service (receipt requested), (iii) five business days after being mailed, if sent by first class mail, return receipt requested, or (iv) when receipt is acknowledged by an affirmative act of the party receiving notice, if sent by facsimile, telecopy or other electronic transmission device (provided that such an acknowledgement does not include an acknowledgment generated automatically by a facsimile or telecopy machine or other electronic transmission device).  Notices, demands and communications to the parties will, unless another address is specified in writing, be sent to the address indicated below:

If to Wimbledon Parties:

Keith D. Wellner
Chief Operating Officer
Weston Capital Management LLC
264 Riverside Ave
Westport, Connecticut 06880
Keith.Wellner@westoncapital.com
Tel          203.227.5533
Fax          203.227.8714

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Attention: Fred Santo, Esq. and Robert Weiss, Esq.
fred.santo@kattenlaw.com
robert.weiss@kattenlaw.com
Tel          212.940-8800
Fax          212. 894-5584

If to the Amalphis Parties:

Amalphis Group, Inc.
_______________________
_______________________
Attn:  President

With a copy to:

Eric Stein, Esq.
Anslow & Jaclin LLP
195 Route 9 South
2nd Floor
Manalapan, NJ 07726
estein@anslowlaw.com

If to ASSAC:

Asia Special Situation Acquisition Corp.
c/o M&C Corporate Services Limited
P.O. Box 309GT, Ugland House
South Church Street
George Town, Grand Cayman
Attn: Gary T. Hirst, President
Email:  Gary@axiat.com

With a copy to:

Hodgson Russ LLP
1540 Broadway,
24th floor
New York, New York 10036
Attn:  Stephen A. Weiss, Esq.
Facsimile No. (212) 751-0928
Email:  sweiss@hodgsonruss.com

SECTION 9.4.           Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of all of the other parties to this Agreement.  Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

SECTION 9.5.           Complete Agreement.  This Agreement and, when executed and delivered, the Ancillary Agreements contain the complete agreement among the parties and supersede any prior understandings, agreements or representations by or among the parties, written or oral.

SECTION 9.6.           Signatures; Counterparts.  This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.  A facsimile signature will be considered an original signature.

SECTION 9.7.           Governing Law.  THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA, WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

SECTION 9.8.           Jurisdiction.  Each of the parties submits to the exclusive jurisdiction of any federal or state court sitting in the State and County of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.  Each party appoints CT Corporation System (the “Process Agent”) as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding.  Any party may make service on any other party by sending or delivering a copy of the process (i) to the party to be served or (ii) to the party to be served in care of the Process Agent at such address as shall be provided by such Process Agent.  The parties agree that any of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Nothing in this Agreement will affect the right of any party to serve legal process in any other manner permitted by law or in equity.

SECTION 9.9.           Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.9.

SECTION 9.10.        Construction.  The parties and their respective counsel have participated jointly in the negotiation and drafting of this Agreement.  In addition, each of the parties acknowledges that it is sophisticated and has been advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  The parties intend that each representation, warranty and agreement contained in this Agreement will have independent significance.  If any party has breached any representation, warranty or agreement in any respect, the fact that there exists another representation, warranty or agreement relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or agreement.  Any reference to any Law will be deemed to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The headings preceding the text of articles and sections included in this Agreement and the headings to the schedules and exhibits are for convenience only and are not be deemed part of this Agreement or given effect in interpreting this Agreement.  References to sections, articles, schedules or exhibits are to the sections, articles, schedules and exhibits contained in, referred to or attached to this Agreement, unless otherwise specified.  The word “including” means “including without limitation.”  A statement that an action has not occurred in the past means that it is also not presently occurring.  When any party may take any permissive action, including the granting of a consent, the waiver of any provision of this Agreement or otherwise, whether to take such action is in its sole and absolute discretion.  The use of the masculine, feminine or neuter gender or the singular or plural form of words will not limit any provisions of this Agreement.  A statement that an item is listed, disclosed or described means that it is correctly listed, disclosed or described, and a statement that a copy of an item has been delivered means a true and correct copy of the item has been delivered.

SECTION 9.11.         Time of Essence.  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

[The balance of this page intentionally left blank – signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

ASIA SPECIAL SITUATION		WIMBLEDON MASTER FINANCING
ACQUISITION CORP.		FUND LTD.
(a Cayman Islands exempted company)

By:
Name: Gary T. Hirst
Title: President		By:
Name:
AMALPHIS GROUP, INC.		Title:
(a British Virgin Islands company)
WESTON CAPITAL
ASSET MANAGEMENT LLC
By:
Name:
Title:	Authorized Signatory
By:
ALLIED PROVIDENT		Albert Hallac, Managing Member
INSURANCE COMPANY
(a Barbados company)

By:
Name:
Title:	Authorized Signatory

WMF HOLDINGS LTD.

By:
Name:	Gary T. Hirst,
Title:	Authorized Signatory

SCHEDULE A
NAV Valuation Methods

Net Asset Value is generally equal to the amount by which the value of the assets of the applicable Person exceeds the amount of its liabilities.  Net Asset Value determinations are made by the Asset Appraiser in accordance with U.S. generally accepted accounting principles and in accordance with the following criteria:

                        (a)       No value will be assigned to goodwill;

                        (b)       All accrued debts and liabilities will be treated as liabilities, including but not limited to, estimated expenses for accounting, legal, administrative and other operating expenses (including all fees payable under the Portfolio Management Agreement between the Fund and Weston) and such reserves for contingent liabilities of the applicable Person, including estimated expenses, if any, in connection therewith, as the Asset Appraiser shall determine;

                        (c)       Loans, loan participations and other similar assets owned by an applicable Person will generally be carried at the high range of fair market value as determined by the Asset Appraiser, and will be subject to an independent valuation review as frequently as determined by the Asset Appraiser.  These independent valuation reviews will provide the applicable Person with opinions on whether specific pieces of collateral are in need of re-valuation.  The Asset Appraiser, on the basis of this information, will determine whether a specific loan or other asset needs to be re-priced;

                        (d)      In the case of investments in private investment funds or other vehicles which are not readily marketable, in the absence of an independent fair market value appraisal or audit, the net asset value calculation provided by the administrators or managers of those underlying funds or vehicles will be used in determining an applicable Person’s Net Asset Value.

(e)      Securities or commodities (which for valuation purposes hereunder may include weather derivatives and other financial instruments trading on or off, as the case may be, commodities exchanges) that are listed on a national securities or commodities exchange, as the case may be, shall be valued at their last sales prices on the date of determination on the largest securities or commodities exchange (by trading volume in such security or commodity) on which such securities or commodities shall have traded on such date, or if trading in such securities or commodities on the largest securities or commodities exchange (by trading volume in such security or commodity) on which such securities or commodities shall have traded on such date was reported on the consolidated tape, their last sales price on the consolidated tape (or, in the event that the date of determination is not a date upon which a securities or commodities exchange was open for trading, on the last prior date on which such securities or commodities exchange was so open not more than 10 days prior to the date of determination). If no such sales of such securities or commodities occurred on either of the foregoing dates, such securities or commodities shall be valued at the “bid” price for long positions and “asked” price for short positions on the largest securities or commodities exchange (by trading volume in such security) on which such securities or commodities are traded, on the date of determination, or, if the “bid” price for long positions and “asked” price for short positions in such securities or commodities on the largest securities or commodities exchange (by trading volume in such security or commodity) on which such securities or commodities shall have traded on such date were reported on the consolidated tape, the “bid” price for long positions and “asked” price for short positions on the consolidated tape (or, if the date of determination is not a date upon which such securities or commodities exchange was open for trading, on the last prior date on which such a securities or commodities exchange was so open not more than 10 days prior to the date of determination);

(f)       Securities and commodities that are not listed on an exchange but are traded over-the-counter shall be valued at representative “bid” quotations if held long and representative “asked” quotations if held short;

(g)      For securities and commodities not listed on a securities or commodities exchange or quoted on an over-the-counter market, but for which there are available quotations, such valuation will be based upon quotations obtained from market makers, dealers or pricing services;

(h)      Options that are listed on a securities or commodities exchange shall be valued at their last sales prices on the date of determination on the largest securities or commodities exchange (by trading volume) on which such options shall have traded on such date; provided, that, if the last sales prices of such options do not fall between the last “bid” and “asked” prices for such options on such date, then the Asset Appraiser shall value such options at the mean between the last “bid” and “asked” prices for such options on such date;

(i)       Illiquid assets will be valued at their high range of the fair market value (which in most cases may be at cost if that is a fair approximation of value), as determined by the Asset Appraiser (with appropriate input from Weston under the Portfolio Management Agreement between the Fund and Weston);

(j)       Preferred shares, preferred stock or other senior equity securities shall be valued at 100% of their per share stated or liquidation value, with such discounts from such stated or liquidation value as Weston and ASSAC shall, in good faith determine from time to time;

(k)      All other assets shall be valued at such value as the Asset Appraiser may reasonably determine (with appropriate input from Weston); and

(l)       Securities and commodities not denominated in U.S. dollars shall be translated into U.S. dollars at prevailing exchange rates as the Asset Appraiser may reasonably determine.

            If the Asset Appraiser determines, in its sole discretion, that the valuation of any asset, security or other instrument pursuant to the foregoing does not fairly represent its market value, the Asset Appraiser (with appropriate input from the Weston and ASSAC) shall value such security or other instrument as it reasonably determines and shall set forth the basis of such valuation in writing to Weston and to ASSAC.